Exhibit 99.1

CONSOL Energy Reports Second Quarter Results;
Asset Monetization Processes Continue;
Coal Costs Per Ton Remain Below Earlier Guidance

PITTSBURGH (July 25, 2013) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, reported a net loss for the quarter ended June 30, 2013 of $13 million, or a loss of $0.05 per diluted share, compared to net income of $153 million, or $0.67 per diluted share from the year-earlier quarter. The prior year's second quarter included gains due to several asset sales.

The company lost an adjusted $0.03 per diluted share1 in the just-ended quarter, which is a non-GAAP measure, after adjusting for items not generally included in security analysts' estimates. The two major discrete items in this quarter were largely offsetting: a pre-tax loss of $23.3 million for additional expenses associated with the Blacksville Mine fire, and a $24.7 million pre-tax gain on the sale of assets. A complete list of these items appears in the EBITDA reconciliation table further in the release.

Adjusted EBITDA, which is also a non-GAAP financial measure, was $218 million for the quarter ended June 30, 2013, compared to $295 million in the year-earlier quarter.

Coal and gas production results, which were announced ten days ago, were generally in line with previous guidance. Lower prices and sales volumes for thermal coal was the primary driver for lower adjusted earnings in the quarter, as compared to the year-earlier quarter. Lower prices for the company's premium low-vol coal, due to weaker worldwide demand, also contributed to weaker adjusted earnings. Details are shown in a table later in the release.

CONSOL Energy's Coal Division continued to hold the line on costs. Across all tons, costs per ton sold were $51.87 in the 2013 second quarter. This was a modest decrease of $0.17 per ton from the prior-year's second quarter. The progress was achieved despite lower sales volumes in the just-ended quarter. In the continuation of a process to manage costs, the company has initiated a thorough review of staffing levels and project expenditures.

"The second quarter was challenging," commented J. Brett Harvey, chairman and chief executive officer, "as we incurred the expense associated with the Blacksville mine fire and were not able to realize revenue from the mine's planned sales.  In addition, during the second quarter we exerted discipline in a weak Asian market environment, which resulted in overall lower sales volumes and shipments for the rest of the coal segment.”

"Looking to the third quarter and remainder of 2013, we see an improving and stronger level of demand for our domestic thermal portfolio.  The improving picture for thermal coal demand is a cumulative result of the Blacksville outage, outages and idlings at competitor mines, the hot summer weather, higher year-over-year gas prices, and announced retirements of less-efficient coal plants outside of our market portfolio that will result in the base-load coal plants that we supply running harder.  All of these factors bode well for second half 2013 thermal demand in our core region," continued Mr.Harvey.

In the Gas Division, results were aided by slightly higher production and higher prices, when compared to the year-earlier quarter. The growth in 2013 gas production is on track, as the company's well completions accelerate through the remainder of the year.

For 2013, CONSOL Energy has stepped up its asset sale process to include coal and gas transportation infrastructure, in order to capitalize on the current market environment and to re-invest proceeds in higher return projects. As previously announced, a process is in place to evaluate and potentially monetize several assets this year as long as fair value is received for those assets. Investment bankers have been engaged, data rooms have been established, and in two cases, the process is proceeding to a second round of bidding.

1The terms "Adjusted EPS" and "Adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP EPS and GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

Furthermore, we are evaluating our overall corporate structure to consider different alternatives to unlock additional value for shareholders.

Ten days ago, the company announced 2014 expected gas production of 210 – 225 Bcfe. Assuming the company achieves the mid-point of its 2013 gas production of 172.5 Bcfe, the 2014 range represents an increase of between 22 and 30 percent.

CONSOL Energy's liquidity remains strong at $2.2 billion, while the company continues to invest in value-creating projects. Second quarter capital investments were $352 million. Capital investment costs for the BMX Mine are now expected to total $710 million. The increase from the prior estimate is due, in part, to a lower sales price for development tons, which increases the dollars being capitalized during the development phase.

Cash flow from operations in the quarter was $125 million, as compared to $138 million in the year-earlier quarter.
Coal Division Results:

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012	2013	2012

Beginning Inventory (millions of tons)	0.1	0.2	—	—	0.9	2.0
Coal Production (millions of tons)	1.2	1.1	0.9	1.2	11.7	12.2
Ending Inventory (millions of tons)	0.1	0.3	—	—	0.8	2.0
Sales - Company Produced (millions of tons)	1.1	1.0	0.9	1.2	11.8	12.1

Sales Per Ton	$97.54	$123.71	$62.50	$59.94	$59.39	$61.47

Beginning Inventory Cost Per Ton	$85.60	$72.97	$—	$—	$50.57	$55.60

Total Direct Costs Per Ton	$44.31	$48.66	$29.13	$27.88	$31.60	$30.97
Royalty/Production Taxes Per Ton	5.97	8.10	2.88	3.01	4.26	4.18
Direct Services to Operations Per Ton	4.90	4.50	4.53	4.85	5.17	5.42
Retirement and Disability Per Ton	5.56	7.00	2.86	2.74	3.68	3.62
DD&A Per Ton	7.90	9.51	5.61	6.46	6.20	6.35
Total Production Costs	$68.64	$77.77	$45.01	$44.94	$50.91	$50.54

Ending Inventory Cost Per Ton	$(64.76)	$(69.84)	$—	$—	$(55.36)	$(56.03)

Total Cost Per Ton Sold	$70.46	$79.80	$45.01	$44.94	$50.60	$50.50
Average Margin Per Ton Sold	$27.08	$43.91	$17.49	$15.00	$8.79	$10.97
Addback: DD&A Per Ton	$7.90	$9.51	$5.61	$6.46	$6.20	$6.35
Average Margin Per Ton, before DD&A	$34.98	$53.42	$23.10	$21.46	$14.99	$17.32
Cash Flow before Cap. Ex and DD&A ($MM)	$38	$53	$21	$26	$177	$210
Sales and production tons exclude CONSOL Energy's portion from equity affiliates. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-

1The terms "Adjusted EPS" and "Adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP EPS and GAAP net income below, under the caption “Non-GAAP Financial Measures."

vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.
CONSOL Energy released detailed information on its coal operations in a release dated July 15, 2013.

Coal production in the quarter consisted of 1.2 million tons of low-vol, 0.9 million tons of high-vol, and 11.7 million tons of thermal, for a total of 13.8 million tons.
Of the thermal coal production, 11.2 million tons were from Northern Appalachia and 0.5 million tons were from Central Appalachia.
During the second quarter of 2013, CONSOL's total coal inventory decreased by 47,000 tons to 917,000 tons as of June 30, 2013, which marks a new 15-year low inventory level. Thermal coal inventory decreased by 102,000 tons to 773,000 during the quarter, as customers continued to take all contracted tonnage. Low-vol coal inventory increased during the quarter by 55,000 tons, to 144,000 tons.
Coal Marketing Update:

Low Vol: The benchmark price for prime quality, Australian low vol coking coal declined from $172 per metric ton to $145 per metric ton FOB Terminal Australia from the second quarter to the third quarter in 2013. Following the benchmark settlement trend, CONSOL's Buchanan Mine realized lower FOB prices as a result of Australian prime low vol coking coal prices to China, on a delivered basis, declining by $22 per metric ton during the second quarter of 2013. However, Buchanan's low cost position presented new sales opportunities during the quarter in China and India, which enabled CONSOL to operate the mine at higher-than-forecast production levels. During the second quarter, CONSOL loaded Buchanan coal for a new customer in Brazil and two new customers in China, while maintaining its existing business with traditional customers. CONSOL continues to ship to European customers despite continued pressure in the European economy and excess availability of competing metallurgical coals. CONSOL is in the process of developing new business with domestic steel makers.

High Vol:  CONSOL continues to ship its NAPP high vol coal to existing customers in Korea, China, Brazil and the US. Prices for this product have remained more stable than other classes of metallurgical coal. The demand for Bailey coal, and other Pittsburgh #8 seam products, continues to exceed the supply, and the versatility of these coals allows them to compete as high vol metallurgical, PCI and high-BTU thermal coal. CONSOL expects to continue to create and evaluate new sales opportunities that provide the best returns for the portfolio.

Thermal: CONSOL's NAPP mine inventory levels are at a new 15-year low, and PJM utility inventories remain below their 5-year average levels. The market environment in the Southeast remains challenging but shows modest signs of improvement. Southeast utility inventories are still higher than desired but are slowly declining. European coal generation is running strong, however, the market remains oversupplied. This has depressed the European benchmark price, the API2. At the end of the second quarter, the API2 was $85.65 per metric ton for the prompt quarter, which is down 7.3% sequentially and 13.2% year-over-year. Existing customers continue to demand their total contracted volume, and they are now expanding their business relationship with CONSOL through contract terms that vary between one to five years in duration. This will enable CONSOL to expand its market share in 2014 and beyond.

Gas Division Results:

CONSOL Energy released detailed information on its gas operations in a release dated July 15, 2013.

CONSOL's gas production in the quarter came from the following categories:

Coalbed Methane (CBM): Total production was 20.8 Bcfe, or a decrease of 7% from the 22.3 Bcfe produced in the year-earlier quarter. The company has reduced CBM drilling to focus on higher return projects.

Marcellus Shale: Total production was 10.4 Bcfe, or an increase of 44% from the 7.2 Bcfe produced in the year-earlier quarter. The increase is primarily due to additional wells coming on-line from the company's on-going drilling program.

Shallow: Total production was 6.7 Bcfe, or a decrease of 7% from the 7.2 Bcfe produced in the year-earlier quarter. The company continues to shift rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

Other: The other category had production of 0.7 Bcfe, or an increase of 17% from the 0.6 Bcfe produced in the year-earlier quarter.

The table below summarizes the quarterly comparison of key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	June 30, 2013	June 30, 2012
Total Revenue and Other Income ($ MM)	$201.8	$176.7
Net Income Attributable to CONSOL Energy Shareholders	$(2.5)	$0.8
Net Cash from Operating Activities ($ MM)	$73.3	$70.0
Total Period Production (Bcfe)	38.6	37.3
Average Daily Production (MMcfe)	424.0	409.8
Capital Expenditures ($ MM)	$188.5	$143.2
Production results are net of royalties.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison
The company experienced decreased profitability within the Gas Division when compared with the quarter ended June 30, 2012. Unit gas margins were slightly improved, as were production volumes. Monthly spot prices for gas averaged above $4.00 in both April and May, before receding in June. Unused firm transportation costs of $9 million, which were not included in the table below, as well as $2 million in title defects reduced overall Gas Division profitability.

All-in unit costs in the Marcellus Shale were $3.36 per Mcfe in the just-ended quarter, or an increase of $0.75 from the $2.61 per Mcfe in the year-earlier quarter. Total Marcellus Shale gathering and transportation costs were negatively impacted by $0.31 per Mcfe due to increased costs associated with liquids production and firm transportation.

	Quarter	Quarter
	Ended	Ended
	June 30, 2013	June 30, 2012
Average Sales Price	$4.46	$3.98
Costs - Production
Lifting	$0.65	$0.61
Ad Valorem, Severance and Other Taxes	$0.20	$0.16
DD&A	$1.13	$1.07
Total Production Costs	$1.98	$1.84

Costs - Gathering
Operating Costs	$0.69	$0.65
Transportation	$0.58	$0.34
DD&A	$0.21	$0.20
Total Gathering Costs	$1.48	$1.19

Gas Direct Administrative Selling & Other	$0.31	$0.31

Total Costs	$3.77	$3.34

Margin	$0.69	$0.64
Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.
CONSOL Energy 2013 - 2015 Guidance

CONSOL Energy expects its net gas production to be between 170 – 175 Bcfe for the year. Third quarter gas production, net to CONSOL, is expected to be approximately 43 – 45 Bcfe.

Total hedged gas production in the 2013 third quarter is 24.0 Bcf, at an average price of $4.62 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2013	2014	2015
Total Yearly Production (Bcfe)	170-175	210-225	N/A
Volumes Hedged (Bcf),as of 7/09/13	84.3	67.5	53.5
Average Hedge Price ($/Mcf)	$4.68	$4.92	$4.24
COAL DIVISION GUIDANCE

	Q3 2013	2013	2014	2015
Estimated Coal Sales (millions of tons)	13.4 - 13.9	55.5 - 57.5	60.4	61.7
Est. Low-Vol Met Sales	0.7 -0.9	4.0-4.2	4.7	5.2
Tonnage: Firm	0.2	2.8	—	—
Avg. Price: Sold (Firm)	$113.81	$103.34	$—	$—
Est. High-Vol Met Sales	0.6+	2.6+	4.8	6.4
Tonnage: Firm	0.4	2.4	0.2	0.2
Avg. Price: Sold (Firm)	$60.55	$63.67	$75.53	$74.74
Est. Thermal Sales	12.3+	49.9+	50.9	50.1
Tonnage: Firm	12.3	49.8	28.1	14.8
Avg. Price: Sold (Firm)	$59.02	$58.93	$60.45	$60.99
Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. N/A means not available or not forecast. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. In the thermal sales category, the open tonnage includes two items: sold, but unpriced tons and collared tons. Collared tons in 2014 are 7.0 million tons, with a ceiling of $55.90 per ton and a floor of $46.32 per ton. Collared tons in 2015 are 8.7 million tons, with a ceiling of $57.43 per ton and a floor of $44.86 per ton. Calendar year 2013 includes 0.1 million tons from Amonate. The Amonate tons are not included in the category breakdowns.

Liquidity
Total company liquidity as of June 30, 2013 was $2.2 billion, including cash of $71.9 million.
As of June 30, 2013, CONSOL Energy had $1.445 billion in total liquidity, which is comprised of $45.1 million of cash and $1,399.7 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy's credit facility has no borrowings. Outstanding letters of credit are $100.3 million.
As of June 30, 2013, CNX Gas Corporation had $783.8 million in total liquidity, which is comprised of $26.9 million of cash and $756.9 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has $173.0 million drawn. Outstanding letters of credit are $70.1 million.

About
CONSOL Energy Inc. is a Pittsburgh-based producer of coal and natural gas. It has 11 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.2 billion tons. The company's premium Appalachian coals are sold worldwide to electricity generators and steelmakers. In natural gas, CONSOL Energy has transformed itself from a pure-play coalbed methane producer to a full-fledged exploration and production company. The company is a leading producer in the Marcellus Shale and is transitioning its active exploration program into development mode in the Utica Shale. CONSOL Energy has proved natural gas reserves of 4.0 trillion cubic feet. Operational safety is the company's top core value and CONSOL Energy boasts a record of almost two times better than the industry average for underground bituminous coal mines. CONSOL Energy is a member of the Standard & Poor's 500 Equity

Index and the Fortune 500. Additional information about CONSOL Energy can be found at its Web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	June, 30
	2013	2012
Net (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(12,526)	$152,739

Add: Interest Expense	54,518	56,593
Less: Interest Income	(4,477)	(8,147)
Add: Income Taxes	14,622	58,945
Earnings Before Interest & Taxes (EBIT)	52,137	260,130

Add: Depreciation, Depletion & Amortization	159,307	153,824

Earnings Before Interest, Taxes and DD&A (EBITDA)	211,444	413,954

Adjustments:
Blacksville Fire Loss	23,261	—
Pension Settlement	5,087	—
Marcellus Title Defects	2,470	—
Gain on Potomac Sale	(24,663)	—
Expiration of Gas Leases	—	11,078
Gain on Sale of Elk Creek	—	(11,235)
Gain on Sale of Northern Powder River Basin Assets	—	(150,677)
Pre-tax Fola Reclamation (non-cash)	—	32,079
Total Pre-tax Adjustments	6,155	(118,755)

Adjusted Earnings Before Interest, Taxes and DD&A ( Adjusted EBITDA)	$217,599	$295,199

Note: Income tax effect of Total Pre-tax Adjustments was ($252) and ($36,616) for the three months ended June 30, 2013 and June 30, 2012, respectively.

Forward-Looking Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in global economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in demand for or in the prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our failure to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining, maintaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for coal or gas rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; and other factors discussed in the 2012 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157
Media: Lynn Seay, at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Sales—Outside	$1,125,776	$1,189,293	$2,351,941	$2,500,764
Sales—Gas Royalty Interests	17,028	9,533	31,232	21,739
Sales—Purchased Gas	1,406	651	2,764	1,490
Freight—Outside	10,125	49,472	24,186	98,765
Other Income	62,345	205,538	96,197	258,499
Total Revenue and Other Income	1,216,680	1,454,487	2,506,320	2,881,257
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	855,878	856,889	1,788,841	1,760,930
Gas Royalty Interests Costs	13,534	7,124	25,340	17,373
Purchased Gas Costs	1,061	869	2,020	1,386
Freight Expense	10,125	49,472	24,186	98,765
Selling, General and Administrative Expenses	37,123	33,732	70,793	72,731
Depreciation, Depletion and Amortization	159,307	153,824	320,622	309,171
Interest Expense	54,518	56,593	107,896	114,713
Taxes Other Than Income	83,325	84,329	166,112	175,956
Total Costs	1,214,871	1,242,832	2,505,810	2,551,025
Earnings Before Income Taxes	1,809	211,655	510	330,232
Income Taxes	14,622	58,945	15,144	80,326
Net (Loss) Income	(12,813)	152,710	(14,634)	249,906
Add: Net Loss Attributable to Noncontrolling Interest	287	29	544	29
Net (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(12,526)	$152,739	$(14,090)	$249,935
Earnings Per Share:
Basic	$(0.05)	$0.67	$(0.06)	$1.10
Dilutive	$(0.05)	$0.67	$(0.06)	$1.09
Weighted Average Number of Common Shares Outstanding:
Basic	228,721,980	227,548,394	228,520,886	227,408,832
Dilutive	228,721,980	229,252,185	228,520,886	229,122,594
Dividends Paid Per Share	$0.125	$0.125	$0.125	$0.250

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net (Loss) Income	$(12,813)	$152,710	$(14,634)	$249,906
Other Comprehensive Income (Loss):
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($26,489), ($4,570), ($54,739), ($40,467))	42,904	7,586	88,661	67,159
Net Increase in the Value of Cash Flow Hedges (Net of tax: ($31,466), ($6,869), ($17,500), ($55,877))	45,749	10,663	27,154	86,739
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $10,542, $36,697, $22,526, $68,077)	(9,528)	(57,847)	(32,241)	(105,788)

Other Comprehensive Income (Loss)	79,125	(39,598)	83,574	48,110

Comprehensive Income	66,312	113,112	68,940	298,016

Comprehensive Loss Attributable to Noncontrolling Interest	287	29	544	29

Comprehensive Income Attributable to CONSOL Energy Inc. Shareholders	$66,599	$113,141	$69,484	$298,045

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$71,938	$21,878
Accounts and Notes Receivable:
Trade	347,367	428,328
Notes Receivable	350,977	318,387
Other Receivables	151,269	131,131
Accounts Receivable - Securitized	40,719	37,846
Inventories	227,994	247,766
Deferred Income Taxes	143,004	148,104
Recoverable Income Taxes	1,930	—
Restricted Cash	—	48,294
Prepaid Expenses	137,643	157,360
Total Current Assets	1,472,841	1,539,094
Property, Plant and Equipment:
Property, Plant and Equipment	16,194,251	15,545,204
Less—Accumulated Depreciation, Depletion and Amortization	5,770,506	5,354,237
Total Property, Plant and Equipment—Net	10,423,745	10,190,967
Other Assets:
Deferred Income Taxes	388,703	444,585
Restricted Cash	—	20,379
Investment in Affiliates	256,097	222,830
Notes Receivable	1,512	25,977
Other	210,030	227,077
Total Other Assets	856,342	940,848
TOTAL ASSETS	$12,752,928	$12,670,909

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	June 30, 2013	December 31, 2012
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$461,415	$507,982
Current Portion of Long-Term Debt	13,422	13,485
Short-Term Notes Payable	173,000	25,073
Accrued Income Taxes	—	34,219
Borrowings Under Securitization Facility	40,719	37,846
Other Accrued Liabilities	798,645	768,494
Total Current Liabilities	1,487,201	1,387,099
Long-Term Debt:
Long-Term Debt	3,124,000	3,124,473
Capital Lease Obligations	47,750	50,113
Total Long-Term Debt	3,171,750	3,174,586
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,820,186	2,832,401
Pneumoconiosis Benefits	177,146	174,781
Mine Closing	459,392	446,727
Gas Well Closing	193,946	148,928
Workers’ Compensation	155,518	155,648
Salary Retirement	109,691	218,004
Reclamation	50,051	47,965
Other	102,987	131,025
Total Deferred Credits and Other Liabilities	4,068,917	4,155,479
TOTAL LIABILITIES	8,727,868	8,717,164
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 228,834,765 Issued and 228,800,010 Outstanding at June 30, 2013; 228,129,467 Issued and 228,094,712 Outstanding at December 31, 2012	2,291	2,284
Capital in Excess of Par Value	2,336,417	2,296,908
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,351,320	2,402,551
Accumulated Other Comprehensive Loss	(663,768)	(747,342)
Common Stock in Treasury, at Cost—34,755 Shares at June 30, 2013 and 34,755 Shares at December 31, 2012	(609)	(609)
Total CONSOL Energy Inc. Stockholders’ Equity	4,025,651	3,953,792
Noncontrolling Interest	(591)	(47)
TOTAL EQUITY	4,025,060	3,953,745
TOTAL LIABILITIES AND EQUITY	$12,752,928	$12,670,909

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2012	$2,284	$2,296,908	$2,402,551	$(747,342)	$(609)	$3,953,792	$(47)	$3,953,745
(Unaudited)
Net Loss	—	—	(14,090)	—	—	(14,090)	(544)	(14,634)
Other Comprehensive Income	—	—	—	83,574	—	83,574	—	83,574
Comprehensive (Loss) Income	—	—	(14,090)	83,574	—	69,484	(544)	68,940
Issuance of Common Stock	7	2,490	—	—	—	2,497	—	2,497
Treasury Stock Activity	—	—	(8,540)	—	—	(8,540)	—	(8,540)
Tax Cost From Stock-Based Compensation	—	(2,222)	—	—	—	(2,222)	—	(2,222)
Amortization of Stock-Based Compensation Awards	—	39,241	—	—	—	39,241	—	39,241
Dividends ($0.125 per share)	—	—	(28,601)	—	—	(28,601)	—	(28,601)
Balance at June 30, 2013	$2,291	$2,336,417	$2,351,320	$(663,768)	$(609)	$4,025,651	$(591)	$4,025,060

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Operating Activities:
Net (Loss) Income	$(12,813)	$152,710	$(14,634)	$249,906
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	159,307	153,824	320,622	309,171
Stock-Based Compensation	13,172	10,683	39,241	26,935
Gain on Sale of Assets	(30,782)	(170,268)	(32,958)	(189,981)
Amortization of Mineral Leases	258	1,745	761	3,631
Deferred Income Taxes	6,693	32,890	6,998	30,625
Equity in Earnings of Affiliates	(11,870)	(7,168)	(16,667)	(15,103)
Changes in Operating Assets:
Accounts and Notes Receivable	(1,777)	58,024	25,360	40,034
Inventories	(10,960)	(20,064)	19,772	(46,726)
Prepaid Expenses	16,489	13,478	24,433	19,709
Changes in Other Assets	17,763	(233)	24,512	10,604
Changes in Operating Liabilities:
Accounts Payable	13,004	(1,954)	(13,470)	(41,266)
Other Operating Liabilities	(25,959)	(127,926)	(6,019)	(65,693)
Changes in Other Liabilities	(13,845)	32,384	2,807	23,456
Other	6,434	10,338	12,636	12,647
Net Cash Provided by Operating Activities	125,114	138,463	393,394	367,949
Investing Activities:
Capital Expenditures	(352,028)	(407,953)	(758,000)	(714,399)
Change in Restricted Cash	20,379	—	68,673	—
Proceeds from Sales of Assets	102,165	223,618	240,801	252,229
Net Investments In Equity Affiliates	(4,100)	(11,589)	(16,600)	(21,839)
Net Cash Used in Investing Activities	(233,584)	(195,924)	(465,126)	(484,009)
Financing Activities:
Proceeds from Short-Term Borrowings	173,000	—	173,000	—
Payments on Miscellaneous Borrowings	(2,561)	(2,332)	(30,162)	(4,662)
Proceeds from Securitization Facility	10,600	—	2,873	—
Tax Benefit from Stock-Based Compensation	1,455	858	2,185	1,608
Dividends Paid	(28,601)	(28,446)	(28,601)	(56,833)
Issuance of Common Stock	1,588	403	2,497	457
Issuance of Treasury Stock	—	—	—	109
Debt Issuance and Financing Fees	(131)	(128)	—	(148)
Net Cash Provided by (Used in) Financing Activities	155,350	(29,645)	121,792	(59,469)
Net Increase (Decrease) in Cash and Cash Equivalents	46,880	(87,106)	50,060	(175,529)
Cash and Cash Equivalents at Beginning of Period	25,058	287,313	21,878	375,736
Cash and Cash Equivalents at End of Period	$71,938	$200,207	$71,938	$200,207